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                                                                   Exhibit 10.15

                              Amendment No. 2 to
                     Cable Design Technologies Corporation
            1999 Long-Term Performance Incentive Plan ("the Plan")
                                 July 13, 2000


1. Section 1 of the Plan is hereby amended to read in its entirety as follows:

      1. Purpose. The purpose of the 1999 Long-Term Performance Incentive Plan (the "Plan") is to advance the interests of Cable Design Technologies Corporation, a Delaware Corporation (the "Company"), and its stockholders by providing incentives to certain key employees of the Company, independent, non-management directors of the Company (as determined by the Board of Directors) and other key individuals who perform services for the Company (each an "eligible grantee"), including those who contribute significantly to the strategic and long-term performance objectives and growth of the Company.

1. Section 3 of the Plan is hereby amended to read in its entirety as follows:

         3. Participation. Consistent with the purposes of the Plan, the Board and the Committee shall each have the power (except as may be delegated as permitted herein) to select eligible grantees who may participate in the Plan and be granted Awards under the plan. Eligible individuals may be selected individually or by group or categories, as determined by the Committee in its discretion.

2.    Section 5 of the Plan is hereby amended as follows:

  (a) References to "eligible employee," whether in the singular or plural, in
      Section 5 of the Plan shall be amended to refer to "eligible grantee" or "eligible grantees," as appropriate; and

  (b) The references in Section 5(b)(iii) to "employed by or otherwise performing services for" or "employment or performance of services" shall be amended to read "employed by, serving as a director for or otherwise performing services for" and "employment, serving as a director or performing services," respectively.